Exhibit 99.1

World Kinect Corporation Names Andrea Smith to the Board of Directors

October 22, 2025 - MIAMI – World Kinect Corporation (NYSE: WKC) today announced the appointment of Andrea B. Smith to the Board of Directors of the company, effective October 24, 2025.

“We are delighted to have Andrea join our Board of Directors,” said Michael J. Kasbar, Chairman and Chief Executive Officer. “She is an accomplished financial services executive who brings a wealth of financial, operational and HR expertise.”

Ms. Smith retired from Bank of America in 2021 after nearly 34 years of service. Ms. Smith most recently served as Bank of America’s Chief Administrative Officer, and was a member of Bank of America’s executive management team, reporting to its Chief Executive Officer, for more than a decade. Previously, she led Bank of America’s Global Human Resources function, managing a global workforce of more than 285,000 employees.

Ms. Smith holds a degree in economics from Southern Methodist University.

About World Kinect Corporation

Headquartered in Miami, Florida, World Kinect Corporation (NYSE: WKC) is a global energy management company offering fulfillment and related services to customers across the aviation, marine, and land-based transportation sectors. The company also supplies natural gas and power in the United States and Europe along with a broad suite of sustainability-related products and services.

For more information, visit www.world-kinect.com.

CONTACTS

Braulio Medrano, Senior Director of FP&A and Investor Relations

investor@worldkinect.com